Exhibit 22

List of Issuer Subsidiaries of Guaranteed Securities and Guarantor Subsidiaries

The $300 million 6.125% senior unsecured notes due in 2024 issued by Hilton Grand Vacations Borrower LLC and co-issued by Hilton Grand Vacations Borrower Inc., both of which are 100% owned subsidiaries of Hilton Grand Vacations Inc., a Delaware corporation (HGVI), are jointly and severally guaranteed on a full and unconditional basis by HGVI and the following 100% owned subsidiaries of HGVI as of June 30, 2020:

Entity Name	Jurisdiction of Incorporation or Organization	Issuer/Guarantor
Hilton Grand Vacations Parent LLC	Delaware	Guarantor
Hilton Grand Vacations Borrower LLC	Delaware	Issuer
Hilton Grand Vacations Borrower Inc.	Delaware	Co-issuer
Hilton Resorts Corporation	Delaware	Guarantor
48th Street Holding LLC	Delaware	Guarantor
Grand Vacations Realty, LLC	Delaware	Guarantor
Grand Vacations Services LLC	Delaware	Guarantor
Grand Vacations Title, LLC	Delaware	Guarantor
Hilton Grand Vacations Club, LLC	Delaware	Guarantor
Hilton Grand Vacations Company, LLC	Delaware	Guarantor
Hilton Grand Vacations Management, LLC	Nevada	Guarantor
Hilton Grand Vacations Financing, LLC	Delaware	Guarantor
Hilton Kingsland I, LLC	Delaware	Guarantor
Hilton Resorts Marketing Corp.	Delaware	Guarantor
Hilton Travel, LLC	Delaware	Guarantor
HRC Islander, LLC	Delaware	Guarantor
2400 Prince Edward, LLC	Delaware	Guarantor
Customer Journey, LLC	Delaware	Guarantor
Kupono Partners LLC	Hawaii	Guarantor